UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 1, 2009
Date of Report (Date of earliest event reported)

China Premium Lifestyle Enterprise, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	333-120807	11-3718650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10/F, Wo Kee Hong Building
585-609 Castle Peak Road
Kwai Chung, N.T. Hong Kong
(Address of principal executive offices)
(Zip Code)

(852) 2954-2469
Registrant’s telephone number, including area code

__________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01                      Other Events.

On or about December 1, 2009, China Premium Lifestyle Enterprise, Inc., a Nevada corporation (“China Premium”), was made aware that it has been named as a co-defendant in a state court action, Addison-Davis Diagnostics, Inc. v. Edward W. Withrow, III, et al., California Superior Court, Ventura County, Case No. 56-2009-00361702-CU-FR-VTA (the “Action”).  As of the date of this Report, China Premium has not been formally served in the Action.  In the Action, the plaintiff, which is the former parent company of China Premium, alleges that the plaintiff’s former chief executive officer, with the assistance of certain other third parties, engaged in multiple fraudulent transactions involving the plaintiff and the plaintiff’s securities between 2004 and 2006.  As a result of such alleged conduct, the plaintiff alleges that the former chief executive officer was able to fraudulently obtain shares of the plaintiff’s common stock and certain of the plaintiff’s assets.  The plaintiff alleges that as a result of the former chief executive officer’s alleged conduct, the plaintiff was forced to seek bankruptcy protection in September, 2006.  The plaintiff named China Premium as a co-defendant in four of the thirteen causes of action in the complaint (plaintiff’s claims for conversion, constructive trust, unjust enrichment and accounting).  The plaintiff also named Fred De Luca, a former officer and director of the plaintiff and a current director of China Premium, in ten of the thirteen causes of action in the complaint (plaintiff’s claims for breach of fiduciary duties of care, loyalty and confidentiality, fraud (negligent misrepresentation), breach of contract, breach of the implied covenant of good faith and fair dealing, conversion, constructive trust, unjust enrichment and accounting).  China Premium denies any alleged wrongdoing in connection with the claims asserted in the Action and will vigorously defend those claims if served in the Action.  China Premium, however, is unable to evaluate the likelihood of an outcome, favorable or unfavorable, to China Premium, at this time or to estimate the amount or range of a possible loss.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA PREMIUM LIFESTYLE ENTERPRISE, INC.

Dated: December 4, 2009	By:	/s/ Richard Man Fai Lee
Richard Man Fai Lee
Chief Executive Officer